EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Onvia Grows Revenue 41% over First Quarter 2002

Onvia Announces First Quarter Results

Onvia.com, Inc. (Nasdaq: ONVI), Seattle, WA—May 7, 2003—Seattle-based Onvia, a leading notification service for government agencies and business suppliers, announced its first quarter results today. Revenue for the first quarter of 2003 was $2.2 million, compared to $1.6 million during the first quarter of 2002, an increase of 41%. First quarter cash receipts grew to $2.8 million, a 13% increase over the prior quarter and a 60% increase over the first quarter of 2002. The Company continues to move towards cash flow profitability and still plans to reach this critical milestone in 2003.

Financial Results

Revenue

■	Revenue for the first quarter of 2003 was $2.2 million, compared to $1.6 million during the first quarter of 2002, an increase of 41%. Onvia earns revenue from its subscription-based government lead notification service and its corporate sales program.

Cash flow

■	The Company finished the quarter with $36.1 million in cash and short term investments, a decrease of $2.5 million from December 31, 2002. Cash used in operations was approximately $650,000 in Q1 2003 compared to $900,000 in Q4 2002, a 28% improvement. Other cash outflows during the first quarter include the annual renewal of its directors and officers insurance, investment banking fees, and restructuring payments of approximately $1.1 million and idle facilities lease payments of $750,000.

Loss from Operations

■	Loss from operations of $2.4 million, including depreciation and non-cash stock compensation, decreased by 37% for the quarter ended March 31, 2003 compared to the same quarter in 2002. Loss from operations decreased as a result of stringent cost controls and improvements in leveraging technology and employee resources.

Net Loss

■	Net loss for the first quarter ended March 31, 2003 was $2.3 million compared to $19.9 million for the same quarter in 2002, a decrease of 88%. Net loss in the first quarter of 2002 includes a $16.5 million charge from the cumulative effect of a change in accounting principle.

Earnings per Share

■	On a per share basis, the Company reported a net loss of $0.30 in Q1 2003, compared to a net loss of $2.58 for the same quarter in 2002.

■	On a per share basis, the Company reported a loss before the cumulative effect of change in accounting principle of $0.30 in Q1 2003 compared to a loss of $0.45 for the same quarter in 2002.

-MORE-

Page 2 of 3—Onvia Announces First Quarter Results

“During the first quarter of this year, we expanded our market reach with the launch of our new premium products,” stated Clayton Lewis, President and Chief Operating Officer. “These products include advance notice and award information, and a new multi-seat product which targets larger companies. This strategic initiative is consistent with our approach to acquire customers that meet our premium profile. Premium customers grew to 48% of our total subscriber base, up from 40% in the fourth quarter of 2002. We also grew our average monthly lead flow by 68% to 37,000 government leads per month which is key to subscriber retention.”

“For the third straight quarter, Onvia has delivered solid operating results,” continued Lewis. “We grew quarterly cash receipts by 13% over Q4 2002 to $2.8 million. The war in Iraq caused a temporary slowdown in revenue growth in the latter part of the first quarter of 2003. Despite this slowdown, we believe Onvia can achieve cash flow profitability sometime during the third quarter of 2003; however, the timing of profitability could extend into the fourth quarter of 2003 with $33 to $34 million in cash on hand.”

Government agency participation continues to be an important factor in the success of Onvia’s business. In Q1 2003, the Company added 15 agencies to our network, compared to 29 new agencies added in all of 2002. Onvia has significant agency participation in Florida, Virginia and Texas markets and is adding agencies in new regions across the nation such as the Kansas City metro area. Onvia is also gaining market adoption in Nevada with agencies such as the City of Reno. The Company also added an important agency, the City of Anaheim, which will help Onvia penetrate the large California marketplace.

During the first quarter of 2003, Onvia recorded nearly 9,300 transactions at a cash transaction value of $255, an increase in transaction value of 19% over Q4 2002. Total subscribers declined slightly in the first quarter of 2003 to approximately 24,000, which is consistent with the Company’s efforts to grow premium subscribers at the expense of low value customers.

For investor relations questions please e-mail investorrelations@onvia.com. A conference call hosted by Onvia’s management will be held today at 2 p.m. PT to further discuss the financial results of the Company and its future outlook. This call will be broadcast via the Internet and may be accessed from the Company’s corporate page at www.onvia.com. A replay of the broadcast will remain available on the Company’s website after the call.

About Onvia

Onvia.com, Inc. (Nasdaq: ONVI) helps businesses secure government contracts and government agencies find suppliers online. Onvia assists businesses in identifying and responding to bid opportunities from more than 50,000 government purchasing offices in the $600 billion federal, state, and local government marketplace. Onvia also manages the distribution and reporting of requests for proposals and quotes from more than 400 government agencies nationwide. The size and strength of Onvia’s network allows suppliers and agencies to find better matches quickly, saving time and money. For more information, contact Onvia.com, Inc.: 1260 Mercer St, Seattle, WA 98109. Tel: 206/282-5170, fax: 206/373-8961, or visit www.onvia.com, or email investorrelations@onvia.com.

-MORE-

Page 3 of 3—Onvia Announces First Quarter Results

This release contains, in addition to historical information, forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and involve risks and uncertainties, including statements regarding improvement in Onvia’s financial performance, Onvia’s path to profitability, and the progress and benefits of Onvia’s execution of its business plan. Onvia’s actual results could differ materially from those described in the forward-looking statements

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia’s failure to identify and increase premium subscribers; premium subscribers’ rejection of increased subscription prices and/or comprehensive services; rejection of new premium products by our customers; Onvia’s failure to anticipate expenditures which could significantly increase Onvia’s operating costs and cash burn rate; inability to meet our projected renewal rates; inability to sublet the idle office space within projected timeframes and at expected rental rates; dissatisfaction by agencies and suppliers with Onvia’s provision of products and services; Onvia’s inability to handle the increased bid flow on its online network; failure to make online bidding and quote service accessible and efficient for government agencies; Onvia’s inability to achieve cash flow profitability within projected timeframes; and failure of government agencies and businesses to participate in Onvia’s exchange in sufficient and increasing number.

For a detailed discussion of these and other cautionary statements, please refer to Onvia’s filings with the Securities and Exchange Commission (SEC) including Onvia’s Annual Report on Form 10-K for the year ended December 31, 2002, Onvia’s Quarterly Report on Form 10-Q for the third quarter of 2002, and Onvia’s Proxy Statement filed with the SEC on June 27, 2002.

# # #